Exhibit 99

News Release dated November 15, 2002,
containing certain selected underwriting results
of The Progressive Corporation
for the month of October 2002
and
for year-to-date through October 2002

[PROGRESSIVE LOGO]	News Release

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road Mayfield Village, Ohio 44143 http://www.progressive.com	Thomas A. King (440) 395-2260

FOR IMMEDIATE RELEASE

     MAYFIELD VILLAGE, OHIO – November 15, 2002 — The Progressive Corporation today reported that for October 2002, the Company produced a GAAP combined ratio of 91.4. Net premiums written increased 32% to $967.7 million for the month, compared to $731.3 million last year. Net premiums earned for the month increased 29% to $935.0 million, compared to $724.7 million last year.

     On November 14, 2002, the Company received final approval from the trial court of the settlement process resolving its several alternative commission program lawsuits. The deadline for submission of claims by mail was November 14, 2002. The Company anticipates that a final settlement payout amount will be determinable by November month-end. Based on claims submitted and processed to date, the Company increased its estimate of total exposure to $54.8 million, by reserving an additional $19.3 million. The increase is reflected in the October results.

     Progressive’s Personal Lines business units write insurance for private passenger automobiles and recreation vehicles. Progressive’s Commercial Auto business unit writes insurance for automobiles and trucks owned by small businesses for primary liability, physical damage and other auto-related insurance coverages. The Company’s other businesses primarily include writing lenders’ collateral protection and directors’ and officers’ liability insurance and providing insurance-related services, primarily processing business for Commercial Auto Insurance Procedures (CAIP), which are state supervised plans serving the involuntary market. See “Supplemental Information” for October’s results.

     The Progressive group of insurance companies ranks fourth in the nation for auto insurance, offering its products by phone at 1-800-PROGRESSIVE, online at progressive.com and through more than 30,000 independent agencies. The Progressive Corporation, the holding company, is publicly traded at NYSE:PGR.

The Progressive Corporation

Supplemental Information
October 2002
($ in million)(unaudited)

	Current Month

	Personal Lines			Commercial
				Auto	Other	Companywide
	Agent	Direct	Total	Business	Businesses	Total

Net Premiums Written	$595.0	$261.6	$856.6	$104.8	$6.3	$967.7
% Growth in NPW	29%	40%	32%	46%	(45)%	32%
Premiums Earned	$579.8	$251.5	$831.3	$96.3	$7.4	$935.0
% Growth in Premiums Earned	24%	35%	27%	61%	(39)%	29%

Loss/LAE Ratio	70.3	69.4	70.0	66.9	43.7	69.5
Expense Ratio[1]	22.8	20.5	22.1	19.4	36.3	21.9
Combined Ratio	93.1	89.9	92.1	86.3	80.0	91.4

	Year-to-Date

	Personal Lines			Commercial
				Auto	Other	Companywide
	Agent	Direct	Total	Business	Businesses	Total

Net Premiums Written	$4,946.8	$2,142.4	$7,089.2	$850.6	$75.4	$8,015.2
% Growth in NPW	26%	35%	29%	51%	(23)%	30%
Premiums Earned	$4,599.1	$1,952.1	$6,551.2	$720.3	$83.5	$7,355.0
% Growth in Premiums Earned	16%	32%	20%	60%	(14)%	23%

Loss/LAE Ratio	71.8	68.3	70.8	69.3	53.8	70.4
Expense Ratio[1]	21.1	22.4	21.4	20.1	35.6	21.5
Combined Ratio	92.9	90.7	92.2	89.4	89.4	91.9

	October 31,	October 31,
	2002	2001	Change

Policies in Force
(in thousands)
Agent — Auto	3,338	2,770	21%
Direct — Auto	1,509	1,188	27%
Other Personal Lines[2]	1,643	1,380	19%

Total Personal Lines	6,490	5,338	22%

Commercial Auto Business	284	203	40%

1Personal Lines-Agent month and year-to-date expense ratios include 3.3 points and 1.2 points, respectively, related to the alternative commission program lawsuits reserve.

2Includes insurance for motorcycles, recreation vehicles, mobile homes, watercraft, snowmobiles, homeowners and similar items.